Exhibit 10.16

Sponsored Research Agreement

AMENDMENT 1

This Amendment is made this 18th day of July, 2014, between the University of North Texas Health Science Center (“Institution”), with an address at 3500 Camp Bowie Boulevard, Fort Worth, Texas 76107, and SignPath Pharmaceuticals, Inc. (“Sponsor”), with an address at 1375 California Road, Quakertown, PA 18951 to the Sponsored Research Agreement effective August 1, 2013 (the “Agreement”).

WHEREAS, the parties desire to amend certain terms and conditions set forth in the Agreement.

NOW, THEREFORE, in consideration of the premises and of the promises and mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.           The terms of this Agreement, as indicated in Section 3.1 of the Agreement, shall be extended, and the Agreement shall terminate on October 30, 2014, unless otherwise extended by mutual written agreement of both parties.

2.           Institution will use its own facilities and its reasonable best efforts to conduct the research program described in Attachment A-1 (“Research Program”), attached hereto and incorporated herein as an addendum to the original Attachment A to the Agreement, under the direction of Dr. Jamboor Vishwanatha or his successor, as mutually agreed to by the parties.

3.           As consideration for Institution’s performance, Sponsor will pay the Institution a sum of $39,420.00 in equal monthly payments of $13,140.00, which shall be due on the first of each month during the term of the Agreement, with the first payment due on August 1, 2014.

4.           All other terms of the original Agreement shall remain in full force and effect.

This Amendment may be executed in one or more counterparts by the parties by signature of a person having authority to bind the party, which may be by fax, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Amendment, shall have the same effect as physical delivery of the paper document bearing the original signature and all of which will constitute but one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date set forth above.

Sponsor By: /s/ Lawrence Helson	University of North Texas Health Science Center By: /s/ LeAnn S. Forsberg
LeAnn S. Forsberg Assistant VP for Research Administration
Date: 21 July 2014	Date: 7/25/2014
Read and Understood: By: /s/ Jamboor Vishwanatha Principal Investigator
Date: 7/25/2014

Attachment A-1

(Research Program Addendum)

SignPath SRA Extension (August 1, 2014 to October 30, 2014)

Work Plan:

Aim 1)	Tumor study with ATCC CRL5935 cells with 4 arms (liposome only, crizotinib, liposome and curcumin, untreated control). Tumor study will be eight (8) weeks (plus four (4) weeks for tumor to develop).

Aim 2)
Complete the immunological and molecular studies on the 8-week lung cancer xenograft study conducted under the SRA for 2013-14.  Prepare a manuscript on the cancer xenograft study combining the data from aim 1 above, PK study (external) and UNTHSC data.

Aim 3)
Assistance to SamiLabs for Scale up of Curcumin-ER:  While Dr. Rajendran will be here for 2-3 days in July, he will need to work with us for troubleshooting when he returns to SamiLabs.  We expect that the next three (3) months will be needed for Dr. Rajendran to come up to speed on the Curcumin-ER production.

Budget:

Personnel
	Salary (3 months)	$13,000.00
	Fringe benefits	$3,500.00
	Personnel Status	$16,500.00

Supplies	Purchase of CRL 5935 from ATCC	$500.00
	Chemicals and biochemical	$2,000.00
	Cell culture supplies	$2,000.00
	Disposable labware	$1,000.00
	Xenografts (animals, shipping, housing)	$5,000.00

	Supplies Subtotal	$10,500.00
	Total direct charges	$27,000.00
	Institutional overhead (F&A - 46%)	$12,420.00
	Total project costs	$39,420.00